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                             WEST ALLIS SAVINGS BANK

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is effective as of _____________________ (the "Commencement Date") between West Allis Savings Bank, its successors and assigns, a state chartered savings bank (hereinafter referred to as the "Bank"), having its principal offices located at 5555 North Port Washington Road, Glendale, Wisconsin 53217, and Peter A. Gilbert (the "Executive").

                                    RECITALS

     WHEREAS, Executive is a key employee, whose extensive background, knowledge and experience in the financial services industry has substantially benefited the Bank and whose continued employment as an executive member of its management team in the position of Executive Vice President, Chief Operating Officer ("Corporate Position") will continue to benefit the Bank in the future; and

     WHEREAS, the parties are mutually desirous of entering into this Agreement setting forth the terms and conditions for the employment relationship between the Bank and Executive; and

     WHEREAS, the Bank's Board of Directors has approved and authorized its entry into this Agreement with Executive.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below:

     1. Employment. Bank shall continue to employ Executive, and Executive shall continue to serve Bank, on the terms and conditions set forth in this Agreement, for the period set forth in section 2 of this Agreement.

     2. Term of Employment. The period of Executive's employment under this Agreement shall begin as of the Commencement Date and expire on the third anniversary of the last day of the month preceding such date, unless sooner terminated as provided herein; provided that, on each annual anniversary of the last day of said month, the term of employment may be extended by action of the Bank's Board of Directors to add one additional year to the remaining term of employment annually restoring such term to a full three-years. The Board of Directors or Executive shall each provide the other with at least ninety (90) days' advance written notice of any decision on their respective parts not to extend the Agreement on its Anniversary Date. The term of employment as in effect from time to time hereunder shall be referred to as the "Employment Term".

     3. Position and Duties. Subject to Section 5(iv)(B), Executive shall serve the Bank in his Corporate Position as its Executive Vice President and Chief Operating Officer. As such, Executive shall report directly to the Bank's Board of Directors, be nominated as a management


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candidate for election to the Board of Directors upon expiration of each term thereon while this Agreement remains in effect, and be generally responsible for selection and supervision of the Bank's management team and for the formulation of Bank business and personnel policies, and shall render executive, policy-making and other management services of the type customarily performed by persons serving in similar capacities at other savings banks and savings and loan associations, together with such other duties and responsibilities as may be appropriate to Executive's position and as may be from time to time determined by the Bank's Board of Directors to be necessary to its operations and in accordance with its bylaws.

     4. Compensation. As compensation for services provided pursuant to this Agreement, Executive shall receive from the Bank the compensation and benefits set forth below:

          (i) Base Salary. During the Employment Term, Executive shall receive a base salary ("Base Salary") in such amount as may from time to time be approved by the Board. The Base Salary shall at no time be less than $ per annum (which amount shall be paid by the Bank subject to reimbursement by Hallmark Capital Corp. (the "Company") of any portion that is jointly determined by their Boards of Directors to appropriately reflect the allocation of Executive's time and efforts between the Bank and Company), unless Executive and Bank mutually agree to some lesser amount reflecting a reduction in Executive's duties in contemplation of retirement. No increase in Base Salary or other compensation granted by the Board shall in any way limit or reduce any other obligation of the Bank under this Agreement and, once established at a specified annual rate, Executive's Base Salary under this Agreement shall not thereafter be reduced except as part of a general pro-rata reduction in compensation applicable to all Bank Executive Officers; provided, however, that no such reduction shall be permitted following a "change in control" as defined herein. Executive's Base Salary and other compensation shall be paid in accordance with the Bank's regular payroll practices, as then in effect.

          (ii) Bonus Payments. In addition to Base Salary, Executive shall be entitled, during the Employment Term, to participate in and receive payments from all Bank bonus and other incentive compensation plans (as currently in effect, as modified from time to time, or as subsequently adopted); provided, however, that nothing contained herein shall grant Executive the right to continue in any bonus or other incentive compensation plan following its discontinuance by the Board (except to the extent Executive had earned or otherwise accumulated vested rights therein prior to such discontinuance).

          For purposes of this Agreement, the term "Executive Officers" shall mean all officers of the Bank serving as President or a Senior Vice-President of the Bank.

          (iii) Other Benefits. During the Employment Term, the Bank shall provide to Executive all other benefits of employment (or, with Executive's consent, equivalent benefits) generally made available to other Executive Officers. Such benefits shall include participation by Executive in any group health, life, disability, or similar insurance program, in any corporate automobile program, and in any pension, profit-sharing, Employee Stock Ownership Plan ("ESOP") deferred compensation, 401(k) or

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     other or similar retirement program. In addition, Executive shall participate, on the same basis (which may include allocations based on compensation, years of service, or such other uniformly applied criteria as the Board may determine) as other Executive Officers, in any stock purchase, stock option or stock appreciation rights, plans, or any other stock based program of any type, made available by the Bank to such Executive Officers.

          Executive shall be entitled to vacation, sick time, personal days and other perquisites in the same manner and to the same extent as provided under Bank policies as in effect from time to time for its other Executive Officers.

          Nothing contained herein shall be construed as granting Executive the right to continue in any benefit plan or program, or to receive any other perquisite of employment provided under this paragraph 4(iii) (except to the extent Executive had previously earned or accumulated vested rights therein) following termination or discontinuance of such plan, program or perquisite by the Board.

     5. Termination. This Agreement may be terminated, subject to payment of the compensation and other benefits described below, upon occurrence of any of the events described herein. In case of such termination, the date on which Executive ceases to be employed under this Agreement, after giving effect to any prior notice requirement set forth below, is referred to as the "Termination Date".

          (i) Death; Disability; Retirement. This Agreement shall terminate upon the death, disability or retirement of Executive. As used in this Agreement, "disability" shall mean Executive's inability, as the result of physical or mental incapacity, to substantially perform his duties with the Bank for a period of 180 consecutive days. Any question as to the existence of Executive's disability upon which Executive and the Bank cannot agree shall be determined by a qualified independent physician mutually agreeable to Executive and the Bank or, if the parties are unable to agree upon a physician within ten (10) days after notice from either to the other suggesting a physician, by a physician designated by the then president of the medical society for the county in which Executive maintains his principal residence. The costs of any such medical examination shall be borne by the Bank. If Executive is terminated due to disability, he shall be paid 100% of his Base Salary at the rate in effect at the time notice of termination is given for one year and thereafter an annual amount equal to 75% of such Base Salary for any remaining portion of the Employment Term, such amounts to be paid in substantially equal monthly installments and offset by any monthly payments actually received by Executive during such payment period from (i) any disability plans provided by the Bank, and/or
     (ii) any governmental social security or workers compensation program.

          As used in this Agreement, the term "retirement" shall mean Executive's retirement in accordance with and pursuant to any Bank retirement plan generally applicable to its Executive Officers or in accordance with any retirement arrangement established for Executive with his consent.

          If termination occurs for such reason, no additional compensation shall be payable to Executive under this Agreement except as specifically provided herein.

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     Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits to which he was entitled under
     Section 4 through the Termination Date and, in addition, shall receive all other benefits available to him under the Bank's benefit plans as in effect on the date of death, disability or retirement.

          (ii) Cause. The Bank may terminate Executive's employment under this Agreement for cause at any time, and thereafter the Bank's obligations under this Agreement shall cease and terminate. Notwithstanding anything to the contrary contained in this Agreement, Executive shall receive all compensation and other benefits in which he was vested or to which he was otherwise entitled under Section 4, and the plans and programs provided therein, by reason of employment through the Termination Date.

          For purposes of this Agreement, "Cause" shall mean:

          (A) The willful failure by Executive to substantially perform his duties with the Bank (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes Executive has not substantially performed his duties;

          (B) Any willful act of misconduct by Executive which is materially injurious to the Bank monetarily or otherwise;

          (C) A criminal conviction of Executive for any act involving dishonesty, breach of trust or a violation of the banking or savings and loan laws of the United States;

          (D) A criminal conviction of Executive for the commission of any felony;

          (E)  A breach of fiduciary duty involving personal profit;

          (F) A willful violation of any law, rule or regulation or final cease and desist order; or

          (G) Incompetence, personal dishonesty or material breach of any provision of this Agreement which would have a material adverse impact on the Bank.

          For purposes of this Subsection (5)(ii), no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Bank.

          (iii) Voluntary Termination by Executive. Executive may voluntarily terminate his employment under this Agreement at any time by giving at least ninety (90) days prior written notice to the Bank. In such event, Executive shall receive all compensation and other benefits in which he was vested or to which he was otherwise entitled under


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     Section 4 through the date specified in such notice (the "Termination
     Date"), in addition to all other benefits available to him under Bank benefit plans in effect on the Termination Date.

          (iv) Termination by Executive After Change in Control. For purposes of this Agreement, a "change in control" shall mean a change in control with respect to the Bank or the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor thereto; provided that, without limitation, such a change in control shall be deemed to have occurred if
     (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of the combined voting power of the Bank or Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. The Executive may terminate his employment under this Agreement by giving at least ninety
     (90) days prior written notice to the Bank at any time (i) within eighteen
     (18) months of the effective date of a "change in control", or (ii) after the occurrence, at any time subsequent to a "change in control," of any of the following events, without Executive's express written consent:

          (A) Executive is assigned to any positions, duties or responsibilities that are less significant than his positions, duties and responsibilities immediately prior to any change in control;

          (B) Executive is removed from, or the Board fails to re-elect Executive to, his Corporate Position, except (i) in connection with termination of Executive's employment for cause, disability or retirement, or (ii) in connection with any change in control after which the Bank is not the continuing or surviving corporation (unless the successor organization has executed an agreement as required by Section 7(i)(A) and the removal or failure to re-elect is limited to his Corporate Position with the
               Bank);

          (C) Executive's Base Salary is reduced or the Executive experiences in any year a reduction of the ratio of his bonus payment to his Base Salary which is greater than the average reduction in the ratio of bonus payments to base salaries in such year experienced by all other Executive Officers of the Bank (including the executive officers of any successor to or acquiror of the Bank) or any other failure by the Bank to comply with Section 4;

          (D) Executive is transferred to a location not within a 25 mile radius of the City of Milwaukee; or

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          (E)  The Bank fails to obtain an agreement from any successor organization as required by Section 7(i)(A).

          (v) Suspension or Termination Required by the Wisconsin Department of Financial Institutions ("WDFI") or the FDIC.

          (A) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(3), or section 8(g)(1), of the Federal Deposit Insurance Act [12 U.S.C.ss.1818(e)(3) and (g)(1)], the Bank's obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bank may, in its discretion, (1) pay Executive all of the compensation withheld while its obligations under this Agreement were suspended, and (2) reinstate any of its obligations which were suspended.

          (B) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act [12 U.S.C. ss. 1818(e)(4) or (g)(1)], the obligations of the Bank under the Agreement shall terminate as of the effective date of the order, provided that any vested rights of the Executive to compensation and/or benefits under the Bank's Pension Plan shall not be affected.

          (C) If the Bank is in default as defined in section 3(x)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1813 (x)(1)], all obligations under the Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Executive.

          (D) All obligations under the Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Commissioner, at the time the FDIC or Resolution Trust Corporation ("RTC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or (ii) by the WDFI at the time that office approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the WDFI to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action, and the Executive shall receive the compensation and benefits set forth in section 5(vi) of this Agreement.

          (vi) Termination by Bank Other Than Due to Death, Disability, Retirement, or For Cause. If this Agreement is terminated by the Bank for any reason other than death, disability, retirement or for cause as set forth in Section 5(i) or (ii), then following the Termination Date:


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          (A)  In lieu of any further salary payments to Executive for a period subsequent to the Termination Date, Executive shall receive Severance Pay in the amount of one (1) year's Base Salary (based on his highest Base Salary within the three (3) years preceding his Date of Termination) payable in accordance with the Bank's normal payroll practice and beginning with the first normal pay date following his Date of Termination.

          (B) In addition to such Base Salary payments, Executive shall receive all other compensation and benefits in which he was vested or to which he was otherwise entitled under Section 4 and the plans and programs provided therein by reason of employment through the Termination Date.

          (C) In the event of termination of Executive under this subsection 5(vi) following a "change in control" and within the greater of twelve (12) months or the Employment Term remaining under the Agreement as of the effective date of such "change in control", Executive shall have the option of having this subsection 5(vi) or subsection 5(vii) applicable to such termination.

          (vii) Benefits Upon Termination by Executive After a "Change in Control". If this Agreement is terminated by Executive pursuant to Section 5 (iv) after a "change in control", then, following the Termination Date:

          (A) In lieu of any further salary payments to Executive for a period subsequent to the Termination Date, Executive shall receive severance pay in the form of payments continuing for the then remaining unexpired portion of the Employment Term in the amount and at the times provided in Section 4(i) and (ii). Executive may elect to receive such payments ("Severance Payments") in one lump sum, calculated on the basis of his average annual compensation for the past three years multiplied by the time remaining to the end of the term of this Agreement, subject to limitations set forth in Section 6 below; provided that the amount of such Severance Payment shall not in any event be less than three (3) year's compensation for Executive based on Executive's annual compensation as of the Termination Date.

          (B) In addition to the retirement benefits to which Executive is entitled under all tax qualified retirement plans maintained by the Bank (hereinafter collectively referred to as "Plan"), as amended from time to time, Executive shall receive as additional severance benefits a retirement benefit paid under this Agreement, which benefit (except as provided below) shall be determined in accordance with, and paid under this Agreement in the form and at the times provided in, the Plan. Such benefits shall be determined as if Executive were fully vested under the Plan and had accumulated (after any termination under this Agreement) the additional years of credit service under the Plan that he would have received had he continued in the employment of the Bank for the balance of the Employment Term at the highest annual rate of Base Salary in

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               effect during the twelve (12) months immediately preceding the
               Termination Date. Such Base Salary shall be deemed to represent the compensation received by Executive during each such additional year for purposes of determining his additional retirement benefits under this Subsection 5(vi).

          (C)  In addition to other amounts payable to Executive under this
               Section 5, Executive shall be entitled to receive all other benefits in which he was vested or to which he was otherwise entitled under Section 4 and the plans and programs provided therein by reason of employment through the Termination Date, together with the continuation of other benefits under Section 4(iii), excepting those Section 4(ii) provisions relating to stock options or similar stock programs in which Executive had no interest as of the date of termination of his employment, for the remaining unexpired portion of the Employment Term subject to the limitations set forth in Section 6 below.

     6. Limitations on Termination Compensation. In the event that the severance benefits payable to Executive under Subsection 5(vii) ("Severance Benefits"), or any other payments or benefits received or to be received by Executive from the Bank (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Bank or any corporation ("Affiliate") affiliated with the Bank within the meaning of Section 1504 of the Internal Revenue Code of 1954, as amended (the "Code")), in the opinion of tax counsel selected by the Bank's independent auditors and acceptable to Executive, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three times the average of the annual compensation payable to Executive by the Bank (or an Affiliate) and includable in Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Bank occurred (which average shall be referred to as the "Base Amount"), the amount of such Severance Benefits payable under this Agreement shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by Executive from the Bank (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if (i) Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 6, or (ii) in the opinion of such tax counsel, the Severance Benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of
Section 280G (b)(4) of the Code, and such payments are deductible by the Bank. The Base Amount shall include every type and form of compensation includable in Executive's gross income in respect of his employment by the Bank (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G (b) of the Code. For purposes of this
Section 6, a "change in ownership or control" shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Bank's independent auditors in accordance

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with the principles of Sections 280G (b)(3) and (4) of the Code, with the value of any amount by which the Severance Benefits payable under this Agreement are reduced pursuant to this Section 6 and/or the value of any other benefit not provided plus any other amount not paid by the Bank, the Company, or any plan maintained by either (regardless of its source) being referred to collectively herein as the Unpaid Severance.

     Executive shall have the right to request that the Bank obtain a ruling from the Internal Revenue Service ("Service") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, "parachute payments" under Section 280G. If a ruling is sought pursuant to Executive's request, no Severance Benefits payable under this Agreement shall be made to Executive until after fifteen (15) days from the date of such ruling. For purposes of this Section 6, Executive and the Bank agree to be bound by the Service's ruling as to whether payments constitute "parachute payments" under
Section 280G. If the Service declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided with respect to what payments or benefits constitute "parachute payments" shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen
(15) days from the date of the Service's notice indicating that no ruling would be forthcoming.

     In the event that Section 280G, or any successor statute, is repealed, this
Section 6 shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agreed that, upon issuance of such final regulations this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.

     7. General Provisions.

          (i) Successors; Binding Agreement.

          (A) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank ("successor organization") to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would have been required to perform if no such succession had taken place or to reexecute this Agreement as provided pursuant to section 5(iv). If such succession is the result of a "change in control" as defined herein, such assumption shall specifically preserve to Executive, for the greater of twelve (12) months or the then remaining term of this Agreement, the same rights and remedies (recognizing them as being available and applicable as the result of the "change in control" effectuating said succession) provided under this Agreement upon a "change in control".

                    As used in this Agreement "Bank" shall mean the Bank as
               hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this

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
               Section 7 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of this Agreement or law. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive as his exclusive remedy to compensation from the Bank in the same amount and on the same terms as he would be entitled to under this Agreement if he terminated his employment under Section 5(iv). For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

          (B) No right or interest to or in any payments or benefits under this agreement shall be assignable or transferable in any respect by the Executive, nor shall any such payment, right or interest be subject to seizure, attachment or creditor's process for payment of any debts, judgments, or obligations of Executive.

          (C) This Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive and his heirs, beneficiaries and personal representatives and the Bank and any successor organization.

          (ii) Noncompetition Provision. Executive acknowledges that the development of personal contacts and relationships is an essential element of the savings and loan business, that Bank has invested considerable time and money in his development of such contacts and relationships, that Bank could suffer irreparable harm if he were to leave employment and solicit the business of Bank customers, and that it is reasonable to protect Bank against competitive activities by Executive. Executive covenants and agrees, in recognition of the foregoing and in consideration of the mutual promises contained herein, that in the event of a voluntary termination of employment by Executive pursuant to Section 5(iii), or upon expiration of this Agreement as a result of Executive's election (but not as the result of an election by the Bank) not to continue automatic annual renewals, Executive shall not accept employment with any Significant Competitor of Bank for a period of twelve (12) months following such termination. For purposes of this Agreement, the term Significant Competitor means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation which, at the time of termination of Executive's employment with Bank, or during the period of this covenant not to compete, has a home, branch or other office in any county in which Bank has an office or which has, during the twelve (12) months preceding Executive's termination, originated, or which during the period of this covenant not to compete originates, more than $500,000 in commercial or mortgage loans secured by real property in any such county.

          Executive agrees that the non-competition provisions set forth herein are necessary for the protection of Bank and are reasonably limited as to
     (i) the scope of activities affected, (ii) their duration and geographic scope, and (iii) their effect on Executive and the public. In the event Executive violates the non-competition provisions set forth herein, Bank shall be entitled, in addition to its other legal remedies, to enjoin

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

     the employment of Executive with any Significant Competitor for the period set forth herein. If Executive violates this covenant and Bank brings legal action for injunctive or other relief, Bank shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the covenant shall be deemed to have the duration specified herein, computed from the date such relief is granted, but reduced by any period between commencement of the period and the date of the first violation. In addition to such other relief as may be awarded, if Bank is the prevailing party it shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in enforcing its rights hereunder.

          (iii) Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by Bank States registered mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the Bank:
                           West Allis Savings Bank
                           5555  Port Washington Road
                           P. O. Box 17499
                           Glendale, WI  53217-0499

         or if to Executive, at the address set forth below:

                           Mr. Peter A. Gilbert
                           1613 Golf View Drive East
                           Sheboygan, WI 53083

     or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          (iv) Expenses. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach of it, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and necessary costs and disbursements incurred in such litigation, in addition to any other relief to which such prevailing party may be entitled.

          Notwithstanding the foregoing, in the event of a legal proceeding to enforce or interpret the terms of this Agreement following a change in control, or a reexecution of this Agreement pursuant to section 5(iv), Executive shall be entitled to recover from the Bank (A) reasonable attorney's fees and necessary costs and disbursements incurred in such litigation if Executive is the prevailing party, or (B) reasonable attorneys fees and necessary costs and disbursements of up to $7,500 incurred in such litigation if Executive is not the prevailing party. Recovery of attorneys fees and costs as provided herein following a change in control or reexecution shall be in addition to any other relief to which Executive may be entitled.

          (v) Withholding. The Bank shall be entitled to withhold from amounts to be paid to Executive under this Agreement any federal, state, or local withholding or other taxes of charges which it is from time to time required to withhold. The Bank shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

          (vi) Miscellaneous. No provision of this Agreement may be amended, waived or discharged unless such amendment, waiver of discharge is agreed to in writing and signed by Executive and such Bank officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

          (vii) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (viii) Counterparts. This Agreement may be executed in several counterparts, each of which together will constitute one and the same instrument.

          (ix) Headings. Headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

          (x) Effective Date. The effective date of this Agreement shall be the date indicated in the first section of this Agreement, notwithstanding the actual date of execution by any party.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

West Allis Savings Bank                              Executive:

By ___________________________                       _________________________
Title ________________________

Witness

By ____________________________
Title _________________________

                                      -12-